Cassia Court, Camana Bay
Suite 716, 10 Market Street
Grand Cayman, KY1-9006
Cayman Islands
T: +1 345 943 7700
DD: +1 345 815 0722
info@forbeshare.com
www.forbeshare.com

FORBES HARE

Our Ref: Reference
Your Ref: Reference

JMax International Limited
1733-35, 17/F, Park-In Commercial Centre
56 Dundas Street, Mongkok
Kowloon, Hong Kong

Attention: Ms. Yang Chyun Jez

18 May 2018

Dear Sirs

JMax International Limited, company number 314935 (the "**Company**")

We are lawyers qualified to practice in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company's Form F-1 Registration Statement under the U.S. Securities Act of 1933 (as amended) (the "**Securities Act**") and accompanying prospectus filed with the Securities and Exchange Commission (the "**Commission**") under the Securities Act, dated on or around 18 May 2018, (the "**Registration Statement**"), relating to the offering by the Company of 223,600,000 shares in the Company of par value US$0.01 per share issued to the Selling Shareholders (as such term is defined in the Registration Statement) (the "**Shares**").

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1. DOCUMENTS EXAMINED AND ENQUIRIES MADE

For the purpose of issuing this opinion, we have only examined copies or drafts of the following documents and only made and relied on the searches and enquiries listed at paragraphs 1.7 and 1.8 below. For the avoidance of doubt, we have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

1.1 A certified copy of the Certificate of Incorporation of the Company dated 8 September 2016.

1.2 A certified copy of the Amended and Restated Memorandum and Articles of Association of the Company dated 19 April 2017 (the "**Articles of Association**").

1.3 A copy of written resolutions of the board of directors of the Company passed on 15 June 2017 and 18 October 2017 and copies of three different sets of written resolutions of the board of Directors of the Company all passed on 20 October 2017 approving the allotment and issue of the Shares (collectively the "**Resolutions**").

1.4 A certificate of good standing of the Company dated 11 May 2018.

1.5 A copy of the statutory register of directors and officers for the Company.

1.6 A certified copy of the statutory register of shareholders for the Company (the "**Register of Shareholders**").

1.7 The results of an on-line search made with the Registrar of Companies in respect of the Company on 14 May 2018.

1.8 The results of a search of the register of Writs and other originating process maintained by the Clerk of the Grand Court of the Cayman Islands in respect of the Company on 11 May 2018.

1.9 A Certificate of Incumbency as issued by Osiris International Cayman Limited, the Company's registered office provider, dated 11 May 2018.

1.10 Pages 28 – 30 (inclusive), 33, 64, 85 - 93 (inclusive), 96 – 97 (inclusive), 101 and 103 of the Registration Statement.

The documents listed in paragraphs 1.1 to 1.7 above are together referred to as the "**Corporate Documents**".

2. ASSUMPTIONS

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Corporate Documents and that the information contained therein remains accurate as at the date of this opinion. We have relied upon the following assumptions, which we have not independently verified:

2.1 All signatures and seals on all documents are genuine. All original documents are complete, authentic and up-to-date. All copy documents are complete and conform to the originals.

2.2 The Corporate Documents are true, complete, accurate and up to date.

2.3 The Resolutions were passed in accordance with the Articles of Association. The Resolutions are complete and correct and have not been amended or rescinded and are in full force and effect.

2.4 The board of directors of the Company considered the issuance of the Shares to be in the best interests of the Company and no director had a financial interest in or

other relationship to a party or transaction contemplated and authorised pursuant to the Resolutions which was not properly disclosed in the Resolutions.

2.5 The accuracy of all factual matters made in the Registration Statement.

2.6 The Registration Statement conforms in all material respects to the latest draft of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2.7 The information disclosed by the searches and enquiries referred to in paragraphs 1.7 and 1.8 is true, accurate, complete and up-to-date in all respects. There is no information which should have been disclosed by those searches and enquiries, which has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date that those searches were made.

2.8 The Company has not passed a resolution for its winding-up or dissolution and no proceedings have been commenced or steps taken for the winding-up of the Company or for the appointment of an administrator, an administrative receiver or receiver or manager in relation to the Company or any assets or revenue of the Company. No analogous procedure or step has been taken in any jurisdiction in relation to the Company.

2.9 There is no other fact, matter or document which would, or might, affect this opinion and which was not revealed by the documents examined or the searches and enquiries made.

2.10 That the Grand Court Cause Book and the Grand Court Register of Writs and Other Originating Process is accurate and complete. It should be noted, however, that (1) searches of the Cayman Islands Grand Court Register of Writs and other originating process may be out of date as entries may not be posted therein immediately (2) there could be a delay before the Register is updated to reflect a third party joined to existing proceedings (3) there is no register we can search to identify any action or proceedings before any governmental agency or arbitrator in the Cayman Islands and there is no requirement that such actions or proceedings be recorded in the Grand Court Register of Writs and other originating process, the Grand Court Cause Book or in the minute books of any Company.

3. OPINION

Based upon, and subject to, the foregoing assumptions and the qualifications set out in paragraph 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1 The Company is an exempted company with limited liability, duly incorporated in the Cayman Islands, in good standing and validly existing under the laws of the Cayman Islands.

3.2 Based solely on the Register of Shareholders and the Resolutions, the Shares to be sold as contemplated by the Registration Statement have been validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect

to them). Shares of the Company are deemed to be issued when the name of the shareholder is entered in the register of members of the Company.

3.3 The statements in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

4. QUALIFICATIONS

The opinions expressed in this opinion are subject to the following qualifications:

4.1 The search with the Registrar of Companies referred to in paragraph 1.7 is not conclusively capable of revealing whether or not:

(a) a winding-up order has been made or a resolution passed for the winding up of a company; or

(b) a receiver or liquidator has been appointed

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed may not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

4.2 This opinion is subject to all insolvency, bankruptcy, liquidation, receivership, moratorium, reorganisation or similar laws affecting the rights of creditors (including secured creditors) generally.

4.3 To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies.

4.4 An expression of any opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

4.5 The obligations of the Company may be subject to restrictions pursuant to United Nations and European sanctions as implemented under the laws of the Cayman Islands.

5. SCOPE OF OPINION

5.1 This opinion relates only to Cayman Islands law as applied and interpreted by the Cayman Islands courts at the date of this opinion. By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

5.2 We express no opinion in this opinion on the laws of any other jurisdiction.

5.3 We express no opinion on matters of fact.

5.4 This opinion (and any non-contractual obligations arising out of it) is governed by and shall be construed in accordance with the laws of the Cayman Islands as at the date of this opinion.

6. CONSENT

6.1 In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings "Tax Considerations", "Service of Process and Enforcement of Liabilities" and "Legal Matters" and elsewhere in the Registration Statement. In giving such consent, we do not believe that we are "experts" within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

6.2 This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully,

Forbes Hare

FORBES HARE